Exhibit 7

Agreement of Joint Filing

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned parties hereby agree that the preceding Schedule 13D is being filed on behalf of each of them.

IN WITNESS WHEREOF, the parties hereto have duly executed this agreement on this 19th day  of August 2009.

/s/ John M. Fox
John Fox

MWHC Holding, Inc.

By:	/s/ John M. Fox
Name: John M. Fox
Title: President